Exhibit 99.01

The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides a “safe harbor” for “forward-looking statements” (as defined in the PSLRA). Cardinal Health’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including Cardinal Health’s annual report on Form 10-K for the fiscal year ended June 30, 2006 (the “2006 Form 10-K”), Cardinal Health’s Annual Report to Shareholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Cardinal Health (along with any exhibits to such Forms as well as any amendments to such Forms), our press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include or incorporate by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions;

•	the loss of, or default by, one or more key customers or suppliers, such as pharmaceutical or medical/surgical manufacturers for which alternative supplies may not be available or easily replaceable;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price inflation or deflation;

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changes in the frequency or rate of branded pharmaceutical price increases where price inflation is either a component of compensation from a distribution service agreement or the sole form of compensation from certain branded pharmaceutical manufacturers;

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changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution or a decrease in contract packaging by pharmaceutical manufacturers;

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uncertainties related to completing the divestiture of the Pharmaceutical Technologies and Services segment, including the fulfillment or waiver of conditions to closing under the acquisition agreement and any adjustments as to the amount of actual proceeds to be received;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	changes to the presentation of financial results and position resulting from adoption of new accounting principles or upon the advice of our independent accountants or the staff of the SEC;

•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	changes in laws and regulations or our failure to comply with applicable laws or regulations;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

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future actions of regulatory bodies and other government authorities, including the U.S. Food and Drug Administration (“FDA”) and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sale or result in seizures, injunctions and monetary sanctions, including any sanctions available under the Consent Decree for Condemnation and Permanent Injunction entered into with the FDA concerning the Alaris® SE pumps;

•	the results, effects or timing of any internal or external inquiry or investigation, including those by any regulatory authority and any related legal and administrative proceedings;

•	the impact of previously announced restatements;

•	the costs and effects of shareholder claims, derivative claims, commercial disputes, patent infringement claims or other legal proceedings or investigations;

•	the costs, effects, timing or success of restructuring programs or plans;

•	downgrades of our credit ratings, and the potential that such downgrades could adversely affect our access to capital or increase our cost of capital;

•	increased costs for the components, compounds, raw materials or energy used by our manufacturing businesses or shortages in these inputs;

•	the risks of counterfeit products in the supply chain;

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injury to person or property resulting from our manufacturing, compounding, packaging, repackaging, drug delivery system development and manufacturing, information systems or pharmacy management services;

•	competitive factors in our healthcare service businesses, including pricing pressures;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•	failure to retain or continue to attract senior management or key personnel;

•	uncertainties related to transitions in senior management positions;

•	tax legislation initiatives or challenges to our tax positions;

•	risks associated with international operations, including fluctuations in currency exchange ratios;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	difficulties or delays in the development, production, manufacturing and marketing of new products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	disruption or damage to or failure of our information systems;

•	strikes or other labor disruptions;

•	labor, pension and employee benefit costs;

•	changes in hospital buying groups or hospital buying practices; and

•	other factors described in “Item 1A: Risk Factors” of the 2006 Form 10-K.

The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “target,” “intend,” “seek,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, except to the extent required under applicable law.